EXHIBIT 10.1

WHEREAS,	Green Mountain Power Corporation (the “Company”) maintains the Fourth Amended and Restated Deferred Compensation Plan for Certain Officers (the “Officers’ Plan”); and
WHEREAS,	the Compensation Committee has recommended that the Officers’ Plan be amended to increase the maximum amount of compensation that may be deferred under the Plan from $35,000 to $75,000; and
WHEREAS,	the Board has reviewed the proposed amendments as set forth in the proposed Fifth Amended and Restated Deferred Compensation Plan for Certain Officers attached as Exhibit A to these minutes; and
WHEREAS,	the Board has determined that it would be in the best interest of the Company to approve the following resolutions;
RESOLVED,	that the Board hereby approves and adopts the Fifth Amended and Restated Deferred Compensation Plan for Certain Officers in the form attached as Exhibit A to these minutes; and
RESOLVED,
that in addition to, and without limiting the foregoing, the proper officers of the Company, acting for and on behalf of the Company, are hereby authorized and directed to take, or cause to be taken, such further actions and to execute and deliver or cause to be executed and delivered, in the name of the Company, as the act and deed of the Company, all such further instruments and documents as any proper officer, with the advice of counsel, may deem to be necessary or advisable in order to effect the purpose and intent of the foregoing resolutions and to be in the best interest of the Company (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments and documents, as the case may be, by or under the direction of any proper officer in accordance with such advice).